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                                                                   Exhibit 10.17

                                LEASE AGREEMENT


THIS AGREEMENT was made and entered into by and between Kabushikikaisha Katori Shoten (hereinafter referred to as "the Lessor") and Nihon ELANIX
Kabushikikaisha (hereinafter referred to as "the Lessee") in connection with the lease of the part of the building owned by the Lessor described below hereof upon the following terms and conditions:

Name of the Building:    Katori Building
Location:                16-6, Kodenma-cho, nihonbashi, Chuo-ku, Tokyo
Structure:               Ferro-concrete built 8 storied building
Leased Area:             8F 30.94Tsubo (102.28 sq. meter)
Term of Lease:           From Dec 27,1997 to Dec 26, 1999 (2 years)
Deposit:                 2,200,000 Yen
Rents fee:               309,400 Yen per month excluding consumption tax
Maintenance charge:      89,726 Yen per month excluding consumption tax
Security Charge:         2,500 Yen per month excluding consumption tax
Clean up charge:         20,000 Yen per month (option) excluding consumption tax
Company plate:           2,500 Yen per month (option) excluding consumption tax
Bank Account:            DAIWA Bank Asakusa branch
                         Acc. No: 0801208
                         Acc. Name: Kabushikikaisha Katori Shoten

Article 1. (Rent)
1. The Rent was specified above and the Lessee shall pay the Lessor the Rent in advance not later than the last day of the preceding months by transfer to the Lessor's bank account designated by the Lessor above.
2. The Lessee shall also pay the electricity charge, water charge and other expense for leased area by the last day of current month by transfer to the Lessor's bank account designated by the Lessor above.
3.   Transfer charge shall be paid by the Lessee.
4. In the event the Lessee fails to pay the rent or other indebtedness when due, the Lessee shall pay to the Lessor interest at the rate of 14% per annual basis with respect to the overdue rent or other indebtedness as compensation for the delay in payment.

Article 2. (Renewal)
1. The term of the lease may be renewed for further TWO (2) years period unless the Lessee notice the Lessor at least by (THREE) 3 months or Lessor notice the Lessee at least by (SIX) 6 months prior to the expiration of the current term with both of parties mutual agreement upon for new rent conditions.
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Article 3.  (none)

Article 4.  (Revisions of Rent, Maintenance Charge)
1. In case of where taxes or public dues on land and/or buildings have been increased, or there has been any major fluctuation in the economic situation, the Lessor may revise, even during the term of this Agreement, The Rent and/or maintenance charge prescribed above, provided such Rent and/or Maintenance Charge would become unreasonably lower in comparison with those figures for the neighboring buildings.

Article 5. (Deposit)
1. In the event the Lessee defaults in the payment in the payment of the sum payable in accordance with this Agreement such as rent etc, The Lessor may appropriate the deposit for such sum without giving any notice thereof.
2. In above case the Lessee shall replenish the deposit to its original amount within 5 days from the date of notice by the Lessor of such appropriation of the deposit.
3. During the continuance of this Agreement, the Lessee shall not make a demand for an offset or delay of the rent or any other indebtedness of the Lessee to the Lessor against the deposit.
4. Deposit shall not have interest, and The Lessee shall not, in any event, assign or pledge its right to request refundment of the deposit to any third parties.
5. Concurrently with a revision of the Rent, the amount of the deposit shall be increased so that Lessor shall request the Lessee to increase the amount of deposit.
6. When Agreement is terminated, The Lessor shall refund the deposit after adjustment, of any indebtedness owed by the Lessee to the Lessor such as unpaid rent etc., after 3 months from the Lessee has vacated the premises completely.

Article 6. (none)

Article 7. (Purpose of Use)
1. The Lessee shall use the Leased Area for the purpose of a business office and shall not use of any other purpose.
Definition of purpose:

Article 8.  (Acts prohibited)
The Lessee shall not do any one of the following act:
1. Bringing dangers, heavy goods may cause damage to Building and/or other things which may annoy the Lessor and/or other tenants of the Building.
2. Writing characters in or out side of Leased Area, advertising in similar way and/or installing such property without approval by the Lessor.

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Article 9.  (none)

Article 10. (Duty to report on changes)
1. The Lessee shall immediately notify the Lessor thereof in writing in any of following case:
     1.1 On changes of address, name, representative or any other matters registered in the Lessee's Corporate Registry
     1.2  On changes of actual responsible person for Agreement.
     1.3  On change of any other matter may cause severe influence to Agreement.

Article 11. (Notice of Termination of the Agreement)
1. During current lease term the Lessor shall terminate the Agreement by (SIX) 6 months prior to the termination date with writing, or the Lessee shall terminate the Agreement by (SIX) 3 months prior to the termination date with writing.
2. In case of full payment of 3 months rents and maintenance charge in 3 months advance the Lessee shall terminate the Agreement immediately.
3. In case of shortage of term which from the date to notify to the date of termination of Agreement the Lessee shall pay to the Lessor a sum the per diem rent as shortage of such term.
4. In case of without notice the Lessee shall pay 3 months rents and maintenance charge to the Lessor.
5. Cause for the Lessee is responsible the Lessee shall pay 3 months rents and maintenance charge.
6. In case of expiration of current lease term if the Lessee do not notify as specified above, the Lessee shall pay 3 months rents and maintenance charge.

Article 12. (Change of Original Condition of Premises)
1. In case of the Lessee wishes to remodel the Premises or install equipment, the Lessee shall provide plan or method then obtain the Lessor's written approval in advance.
     1.1  Any additional installation, alternation of partition, furniture etc.
     1.2 Any additional installation, alternation of illumination, telephones, electricity.
     1.3  Any additional installation of safe, heavy computer system etc.
     1.4  Any additional installation which is similar as above.
2. The Lessee shall pay all of cost relates above, such as maintenance, tax by vacation.

Article 13. (Repairs)
1. The Lessee shall be obligated to execute necessary repairs, in order to maintain and manage the Building, the structural parts and/or any other fixture or equipment of the Building.

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2.   Costs of repairs of wall, ceiling and window glasses and lighting fixtures and electric bulbs in the Leased Area shall be borne by the Lessee.
3. If the Lessee finds the necessity of repairing as described in the preceding paragraph, the Lessee shall obligate to notify it immediately to the Lessor. The Lessee shall execute any repairs, even in the case that cost of such repairs is borne by the Lessee, after obtaining the approval of the Lessor except the case of replacing electric bulbs.

Article 14. (Fire prevention)
1. The Lessee shall appoint its employees or persons if deemed necessary for fire prevention.
2. In the event of requirement of a fire department for appointment of management person of fire prevention, the Lessee shall follow the instruction of fire department.

Article 15. (Compensation for Damage)
In the event any damage is cause intentionally or by negligence of The Lessee or its employees, or any other person related thereto, the Lessee shall compensate for such damages.

Article 16. (Inspection upon Entry)
The Lessor, if deemed necessary for inspection or the like, may enter the Leased Area. In case of this paragraph, the Lessor shall notify its intention to the Lessee in advance, except the cases that need urgency.

Article 17. (Duty of Care)
The Lessee shall use the Premises, common areas and common facilities of the Building with the care of a good custodian and in such manner as shall not cause any inconvenience or annoyance to other tenants or neighbors.

Article 18. (Automatic Termination of Agreement)
In case of whole or a part of the building is lost or damaged by natural disasters or other acts of God and the use of the Premises is thereby rendered impossible, this Agreement shall automatically terminate notwithstanding the provisions relating to its term, without liability or penalty of either party to the other by reason of such termination.

Article 19. (Immunity from Responsibility of the Lessor)
The Lessor shall not be obligated to take any responsibility against any of losses incurred to the Lessee due to the following reasons and/or causes:
1.   In case of fire, earthquake or theft, cause any damage to the Lessee.
2. If the Lessor has exercised ordinary care with respect to the maintenance and management of Building, the Lessor shall not be responsible for any damage caused to the Lessee due to any manufacturing of electricity, water, air-conditioning equipment, or other facilities.

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3.   Any damages caused to the Lessee intentionally or by the negligence or by breach of laws of other tenants of the Building.

Article 20.  (Termination of the Agreement)
1. If any one case of the following cases shall occur or have occurred the Lessor may terminate this Agreement without any prior notice to the Lessee.
     1.1 When the Lessee defaulted in the payment of the rent or other charges for more than 2 months.
     1.2 When the Lease used the Leased Area for any other purposes prescribed in Article 7.
     1.3 When the Lessee is subject to provisional attachment, provisional disposition, compulsory execution, or when the Lessee has been declared a bankruptcy, given a decision on commencement of composition, company readjustment or company reorganization, company dissolution, death, incompetent or the like.
     1.4  When the Lessee's reputation and credibility was materially damaged.
     1.5 When the Lessee caused material inconveniences to other tenants of the Building.
     1.6  When the Lessee defaults Article 8.
     1.7  When the Lessee not use Leased Area more than 30 days without notice.
     1.8 When the Lessee violated this Agreement or any other agreement or the Use Regulations entered into in connection with this Agreement.
2. After termination of this Agreement by the Lessor the Lessee shall compensate losses of the Lessor.
3. In case of termination cause of The Lessee is responsible The Lessee shall vacate within 7 days after days of termination.

Article 21.  (Restoration of Original State and Vacation)
Upon termination of this Agreement, the Lessee shall vacate the Leased Area within 7 days of termination.
1. The Lessee shall remove any additional renovation made by the Lessor, and all of furniture and fixture and equipment in the Leased Area to its original state at the Lessee's expense.
2. The restoration work shall be carried out by an entity designated by the Lessor.

Article 22.  (Priority order of payment allocation)
Payment of debt by the Lessee to the Lessor, including setoff from deposit when termination is lower than total debt the Lessor has a right to determine to allocate a part of deposit for such debt. And the Lessee and the Guarantor shall not have any objection against the Lessor.

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Article 23.  (Repayment of Deposit)
In case of expiration of this Agreement The Lessee shall pay 2 months rent based on expiration date as repayment of deposit to the Lessor. In case of the Lessee is responsible is in same manner.

Article 24.  (Compensation for the delay of Vacation)
In the event the Lessee fails to vacate the Leased Area at the end of this Agreement, The Lessee shall pay to the Lessor a sum equal to twice the per diem rent as compensation for the Lessee's holding over, for each day after the date of termination up to and including the date of actual vacation.

Article 25.  (Transfer this Agreement to ESTKK)
The Lessor and the Lessor and Guarantor shall agree to transfer this Agreement to the subsidiary of EST corporation as known ESTKK immediately after foundation of ESTKK in Japan without any charge or changing of whole or a part of this Agreement.

Article 26.  (Joint and Several Guarantor)
1. Hideto Sakamoto, the joint and several guarantor(herein after referred to as the Guarantor), shall be responsible to discharge the Lessee's liabilities hereunder, jointly and severally with the Lessee.
2. When the Guarantor is unable or when the Lessor deems the Guarantor unfit as the guarantor, the Lessee shall at the Lessor's request immediately change such joint and several guarantor to a person approved by the Lessor.

Article 27.  (Other Matters and Competent Court)
1. With respect to matters not provided for in this Agreement or in the event questions arise the interpretation of this Agreement, the Lessor and the Lessee shall consult with each other to solve such matters in compliance with the Civil Code or other relevant regulation and in accordance with customary practice in office lease agreement.
2. The parties here to agree that the District Court of the Lessor's address shall have jurisdiction with regard to any disputes between the parties arising under this Agreement.

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     IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate and have hereto set their names and seals, each retaining one copy thereof.

The Lessor:


The Lessee:


The Guarantor:

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